Exhibit No. 99.1

REGIS CORPORATION ADOPTS TAX BENEFITS PRESERVATION PLAN

MINNEAPOLIS, MN – January 30, 2024 — Regis Corporation (NasdaqGM:RGS) (“Regis” or the “Company”), today announced that its Board of Directors adopted a tax benefits preservation plan (the “Plan”) designed to preserve the availability of its net operating loss carryforwards (“NOLs”) and certain other tax attributes under the Internal Revenue Code (the “Code”).

As of September 30, 2023, Regis had approximately $646 million of U.S. federal NOLs. These NOLs, the majority of which are not subject to any expiration date, represent a valuable asset to the company and are available to offset the Company’s current or future taxable income.

Regis’ ability to use these NOLs (as well as certain other tax attributes) would be substantially limited if Regis were to experience an “ownership change” within the meaning of Section 382 of the Code. Generally, an “ownership change” occurs if the percentage of the Regis’ common shares owned by one or more of its “5-percent stockholders” (determined under Section 382 of the Code) increases by more than 50% over a rolling three-year period. The Plan is designed to protect shareholder value by mitigating the likelihood of an “ownership change” that would result in significant limitations on Regis’ ability to use its NOLs or certain other tax attributes to offset current or future taxable income.

The Plan is similar to those adopted by other public companies with significant NOLs and other tax attributes that may be limited by the application of Section 382 of the Code. The Plan is not designed to prevent any action that the Board determines to be in the best interests of Regis and its shareholders, and will help to ensure that the Board remains in the best position to discharge its fiduciary duties and protect these valuable assets.

The Plan provides, subject to certain exceptions, that if any person or group acquires 4.95% or more of Regis’ outstanding common shares, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. As part of the Plan, the Board declared a dividend of one preferred stock purchase right, which are referred to as “rights,” for each outstanding common share. The dividend will be payable to holders of record as of the close of business on February 9, 2024. Any common shares issued after the record date will be issued together with the rights. The rights will initially trade with Regis’ common shares and will generally become exercisable if a person or group, without the approval of the Board, acquires 4.95% or more of Regis’s outstanding common shares. Under the Plan, any person or group which currently owns 4.95% or more of Regis’s outstanding common shares may continue to own its common shares but may not acquire any additional shares without triggering the Plan (except as otherwise specified in the Plan, including the right to acquire up to 1% of additional common shares). If the rights become exercisable, all holders of rights (other than the triggering person or group) will be entitled to purchase common shares at a 50% discount or Regis may exchange each right held by such holders for one common share. Rights held by the triggering person or group will become null and void and will not be exercisable.

The Plan will continue in effect until January 29, 2025, unless earlier terminated or the rights are earlier exchanged or redeemed by the Board of Directors.

Additional information with respect to the Plan will be contained in the Current Report on Form 8-K that the Company is filing with the Securities and Exchange Commission (the “SEC”). A copy of the Form 8-K can be obtained at the SEC’s Internet website at www.sec.gov.

About Regis Corporation.

Regis Corporation (NasdaqGM: RGS) is a leader in the haircare industry. As of September 30, 2023, the Company franchised or owned 4,811 locations. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Relations section of the corporate website at www.regiscorp.com.

Forward-Looking Statements

This release contains or may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts, including statements with respect to the Company’s net operating losses, tax attributes and impact of the Plan. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “will,” “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” “intend,” “looks forward to” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include our ability to comply with applicable national stock exchange listing requirements, potential timing and outcomes of suspension and delisting procedures and future trading or quotation of our common stock, and other potential factors that could affect future financial and operating results as set forth under Item 1A of our Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

CONTACT: REGIS CORPORATION

Kersten Zupfer

investorrelations@regiscorp.com